UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

LSI CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

 Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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4) Date Filed:

On March 30, 2011, we sent the following e-mail to our employees.

Subject:  Information on Proxy Materials

LSI will hold its annual meeting of stockholders on May 11 in Milpitas, Calif.

In the next few days, we will be making our proxy statement and related materials available to all stockholders.

This year, we are again using Securities and Exchange Commission rules that allow us to make our proxy statement and related materials available on the Internet.  As a result, if you own LSI stock, you will receive a short notice in the mail instead of a paper copy of our proxy statement and financial statements.

You can then view the proxy materials and vote by visiting http://www.lsiproxy.com.  If you are a legacy Agere employee and have shares at E*TRADE and in the 401(k) plan, you will receive one notice that will cover both holdings.  If you also have shares at UBS, you will receive a separate notice for that holding.  Legacy LSI Logic employees and employees who joined LSI after April 2, 2007, will receive one notice covering their shares at E*TRADE.  If you requested in the past that we send you paper copies of our proxy materials, we will send you paper copies this year instead of the short notice.

You are encouraged to view the proxy materials online to help LSI save money on the printing and mailing of the documents, and reduce the impact of the annual meeting on the environment.  If you prefer to receive paper copies of the proxy materials, you can find information about how to request them in the notice you receive.